Exhibit 8.1

HUNTON ANDREWS KURTH LLP FILE NO: 79612.46

September 25, 2023

AG Mortgage Investment Trust, Inc.
245 Park Avenue, 26th Floor
New York, New York 10167

AG Mortgage Investment Trust, Inc.
Qualification as
Real Estate Investment Trust

Ladies and Gentlemen:
We have acted as tax counsel to AG Mortgage Investment Trust, Inc., a Maryland corporation (the “Company”), in connection with the Agreement and Plan of Merger, dated as of August 8, 2023 (the “Merger Agreement”), by and among Western Asset Mortgage Capital Corporation, a Delaware corporation (“Western Asset”), the Company, AGMIT Merger Sub, LLC, a Delaware limited liability company and direct wholly owned subsidiary of the Company (“Merger Sub”), and, solely for the limited purposes set forth in the Merger Agreement, AG REIT Management, LLC, a Delaware limited liability company, as described in the registration statement on Form S-4 filed on the date hereof with the Securities and Exchange Commission (the “SEC”) and containing the proxy statement/prospectus of the Company (as amended through the date hereof, the “Registration Statement”). As contemplated in the Merger Agreement, Western Asset will merge with and into Merger Sub (the “Merger”), with Merger Sub surviving the merger. This opinion letter is being delivered to be filed as an exhibit to the Registration Statement. Capitalized terms used herein that are defined in the Merger Agreement shall have the meanings set forth in the Merger Agreement, unless otherwise defined herein.
In giving this opinion letter, we have examined, and with your consent, relied upon, the following:
1.the Company’s Articles of Amendment and Restatement;
2.the Amended and Restated Limited Liability Company Operating Agreement of Mortgage Acquisition Trust I LLC, a Delaware limited liability company (“MATT”), dated as of January 31, 2018, as amended and supplemented through the date hereof;
3.the Registration Statement;

ATLANTA AUSTIN BANGKOK BEIJING BOSTON BRUSSELS CHARLOTTE DALLAS DUBAI HOUSTON LONDON
LOS ANGELES MIAMI NEW YORK NORFOLK RICHMOND SAN FRANCISCO THE WOODLANDS TOKYO TYSONS WASHINGTON, DC
www.HuntonAK.com

AG Mortgage Investment Trust, Inc.
September 25, 2023

4.the Merger Agreement; and
5.such other documents as we have deemed necessary or appropriate for purposes of this opinion (together with the documents described in items 1-5 above, the “Reviewed Documents”).
In connection with the opinion rendered below, we have assumed, with your consent, that:
1.each of the documents referred to above has been duly authorized, executed, and delivered; is authentic, if an original, or is accurate, if a copy; and has not been amended;
2.any documents as to which we have reviewed only a form were or will be duly executed without material changes from the form reviewed by us;
3.the Merger Agreement is valid and binding in accordance with its terms;
4.the Merger will be consummated in accordance with the Merger Agreement (including satisfaction of all pre-closing covenants and conditions to the obligations of the parties without amendment, waiver, or breach thereof);
5.the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”);
6.the Company will timely file a U.S. federal income tax return on Form 1120-REIT for Western Asset for its taxable year that ends on the Effective Time;
7.the Company will comply with the requirements of Code Section 857(f)(1) and Treasury Regulations Sections 1.857-8 and 1.857-9 (related to records to be maintained concerning stock ownership and information required to be requested from shareholders as specified in applicable Treasury Regulations) with respect to Western Asset for its taxable year that ends on the Effective Time;
8.from and after the date of this letter, the Company and Western Asset will each utilize all appropriate “savings provisions” (including the provisions of Sections 856(c)(6), 856(c)(7), and 856(g) of the Code, and the provision included in Section 856(c)(4) of the Code (flush language) allowing for the disposal of assets within 30 days after the close of a calendar quarter, and all available deficiency dividend procedures) available to the Company and/or Western Asset under the Code to correct any violations of the applicable REIT

AG Mortgage Investment Trust, Inc.
September 25, 2023

qualification requirements of Sections 856 and 857 to the fullest extent the remedies under such provisions are available;
9.during their taxable years ending December 31, 2023, and future taxable years, the Company and MATT have operated and will operate in a manner that will make the representations contained in a certificate, dated the date hereof and executed by a duly appointed officer of the Company and a certificate, dated the date hereof and executed by a duly appointed officer of MATT (together, the “Officer’s Certificates”), true for such years without regard to any qualifications as to knowledge;
10.neither the Company nor MATT will make any amendments to its organizational documents after the date of this opinion that would adversely affect its qualification as a real estate investment trust (a “REIT”) under the Code for any taxable year; and
11.no action will be taken by the Company, MATT or Western Asset after the date hereof that would have the effect of altering the facts upon which the opinion set forth below are based.
In connection with the opinion rendered below, we also have relied upon the truth, accuracy, and completeness, without regard to any qualifications as to knowledge of the representations, covenants and statements as to factual matters discussed in the Reviewed Documents and the Officer’s Certificates that relate to the Company’s status as a REIT. We are not aware of any facts that are inconsistent with the factual representations contained in the Officer’s Certificates. Where the factual representations in the Officer’s Certificates involve terms defined in the Code, the Treasury regulations thereunder (the “Regulations”), published rulings of the Internal Revenue Service (the “Service”), or other relevant authority, we have reviewed with the individual making such representations the relevant provisions of the Code, the applicable Regulations, the published rulings of the Service, and other relevant authority.
Based solely on the documents set forth above, and subject to the assumptions and qualifications set forth herein, we are of the opinion that commencing with the Company’s taxable year ended December 31, 2011, the Company has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and its past, current and intended future organization and operations will permit the Company to continue to qualify for taxation as a REIT under the Code for its taxable year which includes the Effective Time and thereafter. We will not review on a continuing basis the Company’s, MATT’s, or Western Asset’s compliance with the documents or assumptions set forth above, or the representations set forth in the Officer’s Certificates. Accordingly, no

AG Mortgage Investment Trust, Inc.
September 25, 2023

assurance can be given that the actual results of the Company’s or MATT’s operations for any given taxable year will satisfy the requirements for qualification and taxation as a REIT. Although we have made such inquiries and performed such investigations as we have deemed necessary to fulfill our professional responsibilities as counsel, we have not undertaken an independent investigation of all the facts referred to in this opinion letter or the Officer’s Certificates. In particular, we note that the Company has engaged in transactions in connection with which we have not provided legal advice and may not have reviewed. Moreover, we note that we did not represent the Company prior to June 25, 2012. Any material variation or difference in the facts from those set forth in the reviewed documents and upon which we have relied (including, in particular, the Registration Statement and the Officer’s Certificates) may adversely affect the conclusions stated herein. In addition, the Company’s and/or MATT’s qualification and taxation under the Code depends on the ability of the Company and/or MATT’s to meet on an ongoing basis (through actual quarterly and annual operating results, distribution levels, diversity of share ownership and otherwise) the various qualification tests imposed under the Code, and upon the Company, and/or Western Asset utilizing any and all “savings provisions” available to the Company and/or Western Asset under the Code to correct violations of specified REIT qualification requirements of Sections 856 and 857 of the Code. Our opinion set forth above does not foreclose the possibility that the Company and/or Western Asset may have to utilize one or more of these “savings provisions” in the future, which could require the Company and/or Western Asset to pay an excise or penalty tax (which could be significant in amount) in order to maintain the Company’s REIT qualification.
The foregoing opinion is based on current provisions of the Code and the Regulations, published administrative interpretations thereof, and published court decisions. The Service has not issued Regulations or administrative interpretations with respect to various provisions of the Code relating to REIT qualification. No assurance can be given that the law will not change in a way that will prevent the Company or MATT from qualifying as a REIT.
The foregoing opinion is limited to the U.S. federal income tax matters addressed herein, and no other opinion is rendered with respect to other U.S. federal tax matters or to any issues arising under the tax laws of any other country, or any state or locality. We undertake no obligation to update the opinion expressed herein after the date of this letter. This opinion letter speaks only as of the date hereof. Except as provided in the next paragraph, this opinion letter may not be distributed, relied upon for any purpose by any other person, quoted in whole or in part or otherwise reproduced in any document, or filed with any governmental agency without our express written consent.

AG Mortgage Investment Trust, Inc.
September 25, 2023

We hereby consent to the filing of this opinion with the SEC as an exhibit to the Registration Statement, and to the references to Hunton Andrews Kurth LLP under the captions “U.S. Federal Income Tax Considerations” and “Legal Matters” in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder by the Securities and Exchange Commission.

Very truly yours,

                        /s/ Hunton Andrews Kurth LLP

09346/16976